Filed Pursuant to Rule 424(b)(3)
Registration No. 333-256633

PROSPECTUS SUPPLEMENT NO. 3
(to prospectus dated April 8, 2022)

152,276,690 Common Shares

This prospectus supplement amends and supplements the prospectus dated April 8, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-256633) as supplemented by the prospectus supplement No.1 dated May 3, 2022, and by the prospectus supplement No.2 dated August 5, 2022. This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Report on Form 6-K, furnished to the Securities and Exchange Commission on November 10, 2022 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Lion’s common shares are listed on the New York Stock Exchange (“NYSE”) and the Toronto Stock Exchange (“TSX”) under the symbol “LEV”. On November 9, 2022, the last reported sale price of Lion’s common shares as reported on the NYSE was $3.02 per share.

Lion is a “foreign private issuer” under applicable Securities and Exchange Commission rules and an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, is subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 5 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities or Canadian securities regulator has approved or disapproved of the securities offered by this prospectus supplement or the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 10, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER
PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of November 2022

Commission File No. 001-40387

THE LION ELECTRIC COMPANY
(Translation of registrant’s name into English)

921 chemin de la Rivière-du-Nord
Saint-Jérôme (Québec) J7Y 5G2
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

EXHIBIT INDEX

Exhibits 99.1, 99.2 and 99.3 included with this report are hereby incorporated by reference to the registrant’s Registration Statement on Form F-10 (File No. 333-265627), as amended and supplemented, to be a part thereof from the date on which this report is submitted, to the extent not superseded by documents or reports subsequently filed or furnished.

Exhibit Number	Description of Exhibit
99.1	Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three and nine months ended September 30, 2022
99.2	Condensed Interim Consolidated Financial Statements for the three and nine months ended September 30, 2022
99.3 *
First Supplemental Credit Agreement, dated as of January 25, 2022 among the registrant, the guarantors from time to time party thereto, the lenders from time to time party thereto and National Bank of Canada, as administrative agent and collateral agent

99.4	Third Quarter Earnings Release Dated November 10, 2022
99.5	Certification of Interim Filing — CEO
99.6	Certification of Interim Filing — CFO

* Portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K because they both are not material and would likely cause competitive harm to the registrant if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE LION ELECTRIC COMPANY
Date: November 10, 2022	By:	/s/ Nicolas Brunet
	Name:	Nicolas Brunet
	Title:	Executive Vice President & Chief Financial Officer